EXHIBIT 99.1
                          NEW ENGLAND BANCSHARES, INC.
                               855 Enfield Street
                                Enfield, CT 06082

For Immediate Release

CONTACT:    David J. O'Connor, President and CEO
            New England Bancshares, Inc. and
            Enfield Federal Savings and Loan Association
            (860) 253-5200


                  NEW ENGLAND BANCSHARES, INC. TO MERGE BANKING
               SUBSIDIARIES BUT RETAIN EXISTING BRANDING STRATEGY

ENFIELD, CT, January 5, 2009 - New England Bancshares, Inc. (NASDAQ GM: NEBS), announced today that it intends to merge its wholly-owned federal savings bank subsidiary, Enfield Federal Savings and Loan Association ("Enfield"), with and into its wholly-owned Connecticut commercial banking subsidiary, Valley Bank ("Valley"), and will rename the combined bank "New England Bank." The company will retain the name of each bank at their respective branches and operate the branches as a division of New England Bank.

The subsidiary merger is designed to improve the efficiencies of the company by eliminating the additional regulatory and administrative costs of maintaining two separately chartered banking subsidiaries with essentially the same products, services and operations. The consolidation will allow the company to reduce its operating expenses while maintaining the financial products and services offered by both banks. The combined structure will also assist the combined bank in offering a higher level of customer service.

Both banking subsidiaries are local community banks active in their respective communities. The combined bank will maintain Valley Bank's commercial bank charter which will also provide for greater lending flexibility. The merger and expected efficiencies will better position NEBS over the long term to compete in its market area.

David O'Connor explained that, "given the focus and operating philosophy of each bank, the merger of our subsidiaries made a great deal of financial sense. The merger will allow us to gain efficiencies in a relatively painless manner and is expected to result in benefits to our customers and stockholders. The merger will not impact our commitment to the Enfield and Valley communities and the support we have always provided to such communities. Our locally focused decision making process will not change and customers will still be provided superior service from the same staff." The merger of the banking subsidiaries is subject to regulatory approval and is expected to be completed in the second quarter of 2009.

Additionally, the Company reported that Robert Messier and James Pryor have stepped down from the Board of Directors of Valley Bank.

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This news release contains forward-looking statements (within the meaning of the
Private Securities Litigation Reform Act of 1995), which involve significant risks and uncertainties. A variety of factors could cause actual results and
experience  to  differ   materially  from  the  anticipated   results  or  other
expectations expressed in such forward-looking statements.

New  England   Bancshares  does  not  assume  any  obligation  to  update  these forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

Factors that might cause such a difference include, but are not limited to competition from both financial and non-financial institutions; changes in interest rates, deposit flows, loan demand and real estate values; changes in legislation or regulation; changes in accounting principles, policies or guidelines; the timing and occurrence (or non-occurrence) of transactions and events that may be subject to circumstances beyond the control of New England Bancshares; and other economic, competitive, governmental, regulatory and technological factors affecting New England Bancshares specifically or the banking industry or economy generally.